                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                     (AMENDMENT NO.___________________)*


                            TOOLEX INTERNATIONAL N.V.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                ORDINARY SHARES
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                 N8715N-10-3
            --------------------------------------------------------
                                (CUSIP Number)

                               OCTOBER 8, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   / /       Rule 13d-1(b)
   /X/       Rule 13d-1(c)
   / /       Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                       Page 1
                                     of 9 Pages

                                     SCHEDULE 13G

CUSIP NO. N8715N-10-3                                     Page  2  of  9  Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     CITICORP CAPITAL INVESTORS EUROPE LIMITED

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              DELAWARE



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                    1,796,267

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER               1,796,267

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      1,796,267


-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     6.6%



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             CO


-------------------------------------------------------------------------------

                                     SCHEDULE 13G

CUSIP NO. N8715N-10-3                                     Page  3  of  9  Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     CITICORP BANKING CORPORATION

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              DELAWARE



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                    1,796,267

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER               1,796,267

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      1,796,267


-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     6.6%



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC


-------------------------------------------------------------------------------

                                     SCHEDULE 13G

CUSIP NO. N8715N-10-3                                     Page  4  of  9  Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     CITICORP
     06-1515595
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              DELAWARE



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                    1,796,267

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER               1,796,267

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      1,796,267


-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     6.6%



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC


-------------------------------------------------------------------------------

                                     SCHEDULE 13G

CUSIP NO. N8715N-10-3                                     Page  5  of  9  Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     CITIGROUP INC.
     52-1568099
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              DELAWARE



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                    1,796,267

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER               1,796,267

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      1,796,267


-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     6.6%



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC


-------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               Toolex International N.V.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               DE RUN 4315
               5503 LP Veldhoven
               The Netherlands

Item 2(a).     Name of Persons Filing:

               Citicorp Capital Investors Europe Limited ("CCI Europe") Citicorp Banking Corporation ("CBC")
               Citicorp
               Citigroup Inc. ("Citigroup")

Item 2(b).     Address or Principal Office or, if none, Residence:

               The address of the principal office of each of CCI Europe and CBC is:

               New Castle Corporate Commons
               One Penn's Way
               New Castle, DE 19720

               The address of the principal office of each of Citicorp and Citigroup is:

               399 Park Avenue
               New York, NY 10043

Item 2(c).     Citizenship or Place of Organization:

               CCI Europe, CBC, Citicorp and Citigroup are Delaware corporations.

Item 2(d).     Title of Class of Securities:

               Ordinary Shares

Item 2(e).     Cusip Number:

               N8715N-10-3


                                        Page 6
                                      of 9 Pages

Item 3. If this Statement is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing is a(n):


             (a)  [  ] Broker or dealer registered under section 15 of the
                       Act (15 U.S.C. 78o);

             (b)  [  ] Bank as defined in section 3(a)(6) of the Act
                       (15 U.S.C. 78c);

             (c)  [  ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

             (d)  [  ] Investment company registered under Section 8 of the
                       Investment Company Act of 1940 (15 U.S.C. 80a-8);

             (e)  [  ] Investment adviser in accordance with Section
                       240.13d-1(b)(1)(ii)(E);

             (f)  [  ] Employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

             (g)  [  ] Parent holding company or control person in accordance with Section  240.13d-1(b)(1)(ii)(G);

             (h)  [  ] Savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act (12 U.S.C. 1813);

             (i)  [  ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

             (j)  [  ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


Item 4.   Ownership. (as of October 8, 1998)

          (a)  Amount beneficially owned: See Item 9 of cover pages

          (b)  Percent of Class: See Item 11 of cover pages

          (c)  Number of shares as to which the person has:

                  (i)   sole power to vote or to direct the vote:

                  (ii)  shared power to vote or to direct the vote:

                  (iii) sole power to dispose or to direct the disposition of:

                  (iv)  shared power to dispose or to direct the disposition of:


         See Items 5-8 of cover pages


                                        Page 7
                                      of 9 Pages

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company.

          CBC is the sole stockholder of CCI Europe; Citicorp is the sole stockholder of CBC; and Citigroup is the sole stockholder of Citicorp.

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable.

Item 9.   Notice of Dissolution of Group.

          Not Applicable.


                                        Page 8
                                      of 9 Pages

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 15, 1998

                                  CITICORP CAPITAL INVESTORS EUROPE LIMITED


                                  By: /s/ William H. Wolf
                                      ----------------------------------
                                      Name:  William H. Wolf
                                      Title: President


                                  CITICORP BANKING CORPORATION


                                  By: /s/ William H. Wolf
                                      ----------------------------------
                                      Name:  William H. Wolf
                                      Title: Vice President, Assistant
                                             Controller and Assistant
                                             Secretary


                                  CITICORP


                                  By: /s/ George E. Seegers
                                      ----------------------------------
                                      Name:  George E. Seegers
                                      Title: Secretary Pro Tem


                                  CITIGROUP INC.


                                  By: /s/ Stephanie B. Mudick
                                      ----------------------------------
                                      Name:  Stephanie B. Mudick
                                      Title: Assistant Secretary


                                 Page 9
                               of 9 Pages

                          EXHIBIT INDEX TO SCHEDULE 13G
                          -----------------------------



EXHIBIT 1
---------

Agreement among CCI Europe, CBC, Citicorp and Citigroup as to joint filing of
Schedule 13G